Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of April 25, 2019, between BUNGE LIMITED, a Bermuda company (the “Company”), and Gregory A. Heckman (the “Executive”).
WHEREAS, the Executive has served as the acting Chief Executive Officer of the Company since January 22, 2019 (the “Start Date”);
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the Executive should continue to serve as Chief Executive Officer of the Company on a permanent basis; and
WHEREAS, the Company and the Executive hereto desire to provide for the continued employment of the Executive on the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the covenants and agreements set forth below, the parties hereto agree as follows:
1.    EFFECTIVENESS OF AGREEMENT
1.1.    Effective Date and Employment Term. The Executive’s employment under this Agreement shall commence as of the date hereof (the “Effective Date”) and shall continue in effect until the earlier of (a) termination of the Executive’s employment pursuant to the terms of this Agreement or (b) the third (3rd) anniversary of the Effective Date; provided, however, that on the third (3rd) anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, the term of employment under this Agreement shall be automatically extended for one additional year, unless (i) either party provides written notice to the other no less than 90 days prior to such anniversary of the Effective Date that it does not wish to extend the term or (ii) the Executive’s employment has terminated pursuant to the terms of this Agreement (such period of employment shall hereinafter be referred to as the “Employment Term”). In the event that the Company provides notice of non-extension of the Employment Term to the Executive in accordance with this Section 1.1, then the Executive’s employment with the Company shall terminate at the end of such Employment Term and such termination of employment shall be treated for all purposes as a termination by the Company without Cause (as defined below).
2.    EMPLOYMENT AND DUTIES
2.1.    General. The Company hereby agrees to employ the Executive, and the Executive agrees to serve, as Chief Executive Officer of the Company upon the terms and conditions herein contained. The Executive shall have the authorities and responsibilities, and shall perform the customary duties, of a person employed as a chief executive officer, and shall have such other authorities and responsibilities and shall perform such other duties and services for the Company as assigned from time to time by the Board, in each case, in a capacity and in a manner commensurate with the Executive’s position. The Executive shall report solely to the Board and agrees to serve the Company under the direction of the Board. During the Employment Term, the Company shall nominate and re-nominate the Executive, and the Executive shall, without compensation other than that herein provided, also serve and continue to serve, if and when elected and re-elected, as a member of the Board.
2.2.    Services.
2.2.1.    Exclusive Services. Except as may otherwise be approved in advance by the Board, the Executive shall devote substantially all of his business time throughout the Employment Term to the Executive’s employment and services hereunder. During the Employment Term, the Executive shall render his services exclusively to the Company and, as determined by the Company, its Subsidiaries (as defined below) (such Subsidiaries, together with the Company, the “Bunge Group”) and shall use his good faith efforts to improve and advance the business and interests of the Bunge Group in a manner consistent with the duties of his position. For purposes of this Agreement, “Subsidiary” shall mean (a) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (b) any other corporation that is a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Code.
2.2.2.    Board and Community Service. Notwithstanding anything to the contrary set forth in Section 2.2.1 above, but subject to Section 8, the Executive may (a) serve on any corporate, civic or charitable board upon obtaining the prior written consent of the Board, except that (i) no such consent shall be required for the boards on which the Executive serves as of the Effective Date and set forth on Exhibit B hereto (the “Permitted Boards”), and (ii) the parties acknowledge and agree that the Executive shall resign from any boards on which he serves as of the Effective Date other than the Permitted Boards within thirty (30) days following the Effective Date; (b) engage in charitable activities; (c) perform outside speaking, lecturing or teaching engagements; and (d) manage personal investments, provided that none of the foregoing activities interferes in any material respect with the performance by the Executive of his duties under this Agreement.
2.3.    Location. The Executive will be based in the Company’s headquarters, currently in White Plains, New York, during the Employment Term. The Executive will within one year of the Effective Date establish a residence within a reasonable daily commuting distance from the Company’s headquarters.
3.    COMPENSATION
3.1.    Base Salary. During the Employment Term and for the period from the Start Date to the Effective Date, Executive shall be entitled to receive a base salary (“Base Salary”) at a rate of $1,200,000 per annum, payable in accordance with the Company’s payroll practices, as in effect from time to time. Any adjustments in Base Salary shall be made by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion; provided, however, that such Base Salary may be increased but not decreased. Any retroactive amount of Base Salary for the period from the Start Date to the Effective Date shall be reflected on the paycheck for the first regular payroll period commencing after the Effective Date.

3.2.    Short-Term Annual Bonus. During the Employment Term, the Executive shall be entitled to participate in the Company’s annual incentive plan (or such successor plan) (the “Annual Incentive Plan”), under which the Executive shall be entitled to receive, subject to the satisfaction of applicable performance criteria, an annual target bonus equal to 160% of his Base Salary, at the annual rate in effect for most of the calendar year to which such bonus relates, with a maximum payout of 240% of the Executive’s target bonus opportunity. Any adjustments to the Executive’s annual target bonus and maximum payout opportunity shall be made in accordance with the Annual Incentive Plan by the Compensation Committee in its sole discretion, provided, however, that such annual target bonus may be increased but not decreased. Actual payments will be determined based on goals achieved against the applicable performance goals established by the Compensation Committee, in its discretion, for the performance period. The other terms and conditions of the annual incentive described in this Section 3.2 (the “Annual Incentive”) shall be as determined under the Annual Incentive Plan and payable in accordance with the timing set forth in the Annual Incentive Plan. For the 2019 calendar year, Executive’s Annual Incentive shall be prorated for the portion of the year represented by the number of days from the Start Date until December 31, 2019.
3.3.    Long-Term Equity Incentive. During the Employment Term, the Executive shall be entitled to participate in the Bunge 2016 Limited Equity Incentive Plan, as amended from time to time (such plan, together with any successor or replacement plan(s), shall hereinafter be referred to as the “Bunge Equity Plan”). Awards, if any, granted to the Executive shall be determined by the Compensation Committee in its sole discretion. The other terms and conditions of such awards shall be as determined under the terms of the Bunge Equity Plan and the applicable award agreements. On May 16, 2019, the Executive shall receive an initial award with a fair market value, determined as of May 15, 2019, equal to $10,000,000 (as determined in accordance with the Company’s valuation methodologies for equity compensation awards applicable to other senior executives of the Company). Such initial award shall be in the form of performance-based restricted stock units (“PBRSUs”) with a fair market value of $5,000,000 and the balance of such initial award in the form of stock options, in each case, with the valuation methodology and the actual number of shares of Common Stock underlying the PBRSUs and stock options determined in a manner consistent with the Company’s equity compensation methodologies as applied to other senior executives of the Company. Except as modified hereby, the PBRSUs and stock options shall be subject to the same terms and vesting and performance conditions as those applicable to other senior executives of the Company.
3.4     Equity Signing Consideration. In addition, subject to and as soon as practicable following the Executive’s open market purchase of $2,000,000 in common shares of the Company (“Common Stock”) on or before September 13, 2019 the Executive shall receive a one-time $2,000,000 award of fully vested Common Stock, the value of which shall be subject to applicable withholding taxes and other authorized deductions. The purchased Common Stock as well as the awarded Common Stock shall be subject to a restriction on transfer until the earliest of (a) the third anniversary of the date of grant of the awarded shares or (b) such time the Executive achieves six times base salary in share ownership in compliance with the Company’s share ownership guidelines currently in effect (in which case any shares of Common Stock held by the Executive in excess of such share ownership requirement may be sold or otherwise transferred), a summary of which is attached hereto as Exhibit C; provided, however, that the foregoing shall not restrict the transfer of Common Stock by the Executive (i) to any family trust, partnership, or limited liability company established solely for the Executive’s benefit and/or for the benefit of his spouse or lineal descendants (including adopted children) or for estate planning purposes (“Executive Entities”), in which case the Executive Entities shall be subject to the same transfer restrictions as the Executive pursuant to this Section 3.4 or (ii) in connection with a Change of Control of the Company (as defined below). For the avoidance of doubt, any sales or transfers of Common Stock by the Executive or any Executive Entities shall be in accordance with the Company’s applicable securities trading policy. If the Executive’s employment is terminated due to the Executive’s resignation other than for Good Reason or by the Company for Cause (each such term as defined below) prior to the second anniversary of the Effective Date, the Executive shall repay the Company $2,000,000 (net of any applicable withholding taxes and other authorized deductions).
3.5     Signing Bonus. As an inducement for the Executive to accept the position described in this Agreement, to cover out of pocket expenses associated with commuting to work, and to resign from all outside board positions (other than the Permitted Boards listed on Exhibit B), the Company shall pay the Executive a signing bonus of $1,000,000 on the Company’s first regular payroll date following the Effective Date. If the Executive’s employment is terminated due to the Executive’s resignation other than for Good Reason or by the Company for Cause (each such term as defined below) prior to the second anniversary of the Effective Date, the Executive agrees to repay the signing bonus to the Company.
4.    EMPLOYEE BENEFITS
4.1.    General. The Executive will be eligible to participate in the employee benefit plans and programs generally available to U.S. salaried employees, subject to the terms and conditions of such plans and programs.  The Company will provide the Executive with a written description of the plans and programs separately.  The Executive will be entitled to paid time off leave in accordance with the Company's policies in effect from time to time.  In addition, the Executive will be eligible for the following supplemental benefits for U.S. based Executive Committee members in accordance with the eligibility and other provisions of such plans and programs:
(a) The Bunge Supplemental Excess Contribution Plan under which the Executive will be credited annually with an amount equal to the difference between (i) 8% of the Executive’s salary earned plus the Executive’s annual bonus (AIP) earned and (ii) the amount of company contributions credited to the Executive’s accounts under the Savings (401-K) Plan and the Bunge Excess Contribution Plan.
(b)   Perquisite Allowance:  A flexible allowance of $9,600 per annum to be utilized in accordance with applicable Company policy and payable in 24 installments per year.
The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.  The Company shall indemnify the Executive and hold him harmless to the fullest extent permitted by applicable law against, and in respect of, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney fees), losses and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company or and its Subsidiaries or any other entity to which Executive serves at the Company’s request, or as fiduciary of any of employee benefit plan of any of the foregoing, and the Executive’s reasonable belief that such performance is in, and not opposed to, the best interests of the Bunge Group or any such entity or plan, as the case may be. In addition, the Company will provide, at the Company’s sole expense, the Executive with directors’ and officers’ insurance coverage (including plan fiduciary coverage) under the Company’s policies and arrangements on terms no less favorable than the coverage provided to other directors and senior officers of the Company and its Subsidiaries from time to time, subject to applicable law. Such indemnification and insurance coverage shall continue in effect both during the Employment Term and, while potential liability exists, thereafter, to the same extent as provided to active directors and senior officers.
4.2.    Relocation Expenses. The Company shall reimburse the Executive to cover costs of moving household items and vehicles incurred by the Executive prior to the first anniversary of the Effective Date in connection with the Executive’s establishment of a residence within reasonable commuting distance of the Company’s headquarters as contemplated in Section 2.3, (a) with respect to such costs incurred in 2019, up to $10,000, and (b) with respect to such costs incurred in 2020, up to $40,000. The Executive shall be responsible for any out of pocket expenses incurred for living expenses and commuting to the White Plains, NY office.
4.3.    Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him during the Employment Term in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices, but in no event shall the Company reimburse the Executive for expenses (including the expenses referred to in Section 4.2) later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.
5.    TERMINATION OF EMPLOYMENT
5.1.    Termination without Cause; Resignation for Good Reason; Non-Renewal of the Employment Term by the Company.
5.1.1.    General. Subject to the provisions of Sections 5.1.2 and 5.1.3, if, prior to the expiration of the Employment Term, the Executive’s employment with the Company is terminated by the Company without Cause (including due to non-renewal of the Term by the Company in accordance with Section 1.1) or by the Executive for Good Reason, subject to the Executive’s execution of a general release of claims in substantially the form attached hereto as Exhibit A (the “Release”) that becomes irrevocable not later than the 60th calendar day following the Executive’s Date of Termination, the Company shall:
(a)    pay the Executive an amount (the “Severance Payment”) equal to two times the sum of (i) the Base Salary at the highest annual rate paid to the Executive during the twelve (12) month period preceding the Executive’s Date of Termination and (ii) the target

Annual Incentive for the calendar year of Executive’s Date of Termination, payable in substantially equal monthly installments for the 24-month period following the Executive’s Date of Termination (the “Severance Period”);
(b)    pay the Executive (i) his Base Salary, to the extent not yet paid, through and including the Executive’s Date of Termination, (ii) his accrued and unused paid time off as of the Date of Termination, (iii) reimbursement of incurred and unreimbursed expenses, and (vi) any annual bonus earned with respect to a performance period ending prior to the date of such termination but unpaid as of such date, payable at the time such payment would be made if Executive continued to be employed by the Company (the “Prior Year Bonus”);
(c)    pay the Executive a pro rata portion (through the Date of Termination) of the Annual Incentive that the Executive would have been entitled to receive for the then applicable performance period pursuant to Section 3.2 had the Executive remained employed for the entire performance period. The Compensation Committee may, in its sole discretion, elect to pay the amount described in this subsection (c)

(i) no later than 60 business days following the Executive’s Date of Termination, in which case, such amount shall be calculated in good faith by the Compensation Committee based on the Company’s performance results through the last full calendar quarter immediately preceding his Date of Termination or (ii) at the time bonuses under the Annual Incentive Plan are paid to the Company’s executives generally, in which case, such amount shall be calculated in good faith by the Compensation Committee based on the Company’s performance results for the calendar year to which the bonus relates;
(d)    provide Retirement (as such term is defined in the applicable award agreements) treatment with respect to any vesting or service under any outstanding stock option, restricted stock or other equity-based awards, to the extent more favorable to the Executive than the treatment that would otherwise apply;
(e)    subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provide the Executive and his spouse and eligible dependents continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) for a period of eighteen (18) months following the Date of Termination, which shall be provided by the Company paying directly or reimbursing the Executive on a monthly basis of (or the Company otherwise bearing) the full premium cost under COBRA, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this subsection (e) shall immediately cease. The Executive acknowledges that all or a portion of such payment or reimbursement may be taxable to Executive; and
(f)    except with respect to cash severance and the other categories of compensation or benefits dealt with above in this Section 5.1.1, provide substantially similar other benefits that are provided to other senior executives of the Company upon termination, payable at such times and otherwise in accordance with the terms and conditions such arrangements (the benefits described in this subsection (f), together with those described in subsections (b) through (e) above, shall hereinafter be referred to as “Severance Benefits”).
The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the Company’s benefit plans and programs.
5.1.2.    Conditions Applicable to the Severance Period. If, during the Severance Period, the Executive materially breaches any of his obligations under Section 8, the Company may, upon written notice to the Executive, terminate the Severance Period, cease to make any further payments of the Severance Payment and cease to provide any Severance Benefits, except as required by applicable law.
5.1.3.    Death during Severance Period. Subject to Section 4.1, in the event of the Executive’s death during the Severance Period, payments of the Severance Payment shall continue to be made during the remainder of the Severance Period, and any unpaid bonus payments under Section 5.1.1(c) shall be paid on the terms set forth therein, to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate. Except as otherwise required by law, the provision of Severance Benefits by the Company shall end on the date of the Executive’s death.
5.1.4.    Date of Termination. For purposes of this Section, “Date of Termination” shall mean (a) with respect to the termination of the Executive’s employment without Cause, the date specified in a written notice of termination from the Company to the Executive and (b) with respect to the termination by the Executive of his employment for Good Reason, the date specified in a written notice of resignation from the Executive to the Company; provided, however, that in connection with a termination for Good Reason, no such written notice from the Executive shall be effective unless the cure period specified in the proviso in Section 5.2.4. has expired without the Company having corrected, in all material respects, the event or events subject to cure; provided further that, if no date of termination is specified in the written notice from the Executive, the Date of Termination shall be the first day following the expiration of such cure period.
5.1.5    No Mitigation or Offset. In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or take any other action to otherwise mitigate the amounts payable to the Executive or any obligations of the Company under this Agreement, and there shall be no offset against amounts due the Executive under this Agreement on account of future earnings by Executive or as a result of employment by a subsequent employer. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.
5.2.    Termination for Cause; Resignation without Good Reason.

5.2.1.    General. If, prior to the expiration of the Employment Term, the Executive’s employment with the Company is terminated by the Company for Cause or the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of his Base Salary as is then in effect through and including the Date of Termination and his accrued and unused paid time off as of the Date of Termination and reimbursement of incurred and unreimbursed expenses. The Executive shall have no further right to receive any other compensation or benefits after such termination of or resignation from employment, except as determined in accordance with the terms of the Company’s equity plans and related award agreements and benefit plans and programs.
5.2.2.    Date of Termination. For purposes of this Section, “Date of Termination” shall mean (a) with respect to the termination of the Executive’s employment for Cause or Disability, the date specified in a written notice of termination from the Company to the Executive; provided, however, that, in connection with a termination for Cause, no such written notice from the Company shall be effective unless the cure period specified in the proviso in Section 5.2.3 has expired without the Executive having corrected, in all material respects, the event or events subject to cure; and (b) with respect to the termination by the Executive of his employment without Good Reason, the later of (i) the date specified in a written notice of resignation from the Executive to the Company or (ii) 60 days after receipt by the Company of a written notice of resignation from the Executive.
5.2.3    Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of:
(a)    any willful act or omission or any act of gross negligence that constitutes a material breach by the Executive of this Agreement;
(b)    the willful and continued failure or refusal of the Executive to substantially perform the duties required of him as an employee of the Company (other than any such failure resulting from the Executive’s disability or incapacity due to bodily injury or physical or mental illness), provided that the Company’s failure to achieve performance or strategic targets, goals or initiatives shall not be the sole factor in determining the Executive’s failure to substantially perform his duties;
(c)    the Executive’s conviction of, or a plea of nolo contendere to, a felony, under U.S. law or applicable state law or similar offense under non-U.S. law, or any misdemeanor or similar offense under non-U.S. law involving moral turpitude (other than any traffic-related offense);
(d)     any willful commission of an act of fraud, forgery, theft (unless de minimis), misappropriation or embezzlement; or
(e)    any other willful misconduct by the Executive that is materially injurious to the financial condition, business or reputation of, or is otherwise materially injurious to, any member of the Bunge Group;

provided, however, that no act or failure to act on Executive’s part shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in, and not opposed to, the best interests of the Company; and further, provided, that, if any such Cause relates to subsections (a) or (b) of this Section 5.2.3, the Company may not terminate the Executive’s employment for Cause unless (i) the Company first gives the Executive notice of its intention to terminate and of the grounds for such termination within 90 days following such event and (ii) the Executive has not, within 30 days following receipt of such notice, cured such Cause in a manner that is reasonably satisfactory to the Compensation Committee, or in the event such Cause is not susceptible to cure within such 30-day period, the Compensation Committee reasonably determines that the Executive has not taken all reasonable steps within such 30-day period to cure such Cause as promptly as practicable thereafter.
5.2.4.    Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s prior consent)
(a)a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment;
(b)any material diminution in the Executive’s total direct compensation (i.e., Base Salary, annual target bonus opportunity and long-term equity incentive opportunity);
(c)a material diminution of the authority, responsibilities or positions of the Executive from those set forth in Section 2.1;
(d)any relocation at the request of the Company of the Executive’s principal place of employment to a location more than 50 miles outside of the Executive’s principal place of employment;
(e)any material breach by the Company of its obligations to Executive under this Agreement or any other material written agreement.
provided, however, that no event or condition described in this Section 5.2.4. shall constitute Good Reason unless (i) the Executive gives the Company written notice of his objection to such event or condition within 90 days following the occurrence of such event or condition, (ii) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to the Executive within 30 days following the Company’s receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 30-day period, the Executive reasonably determines that the Company has not taken all reasonable steps within such 30-day period to correct such event or condition as promptly as practicable thereafter) and (iii) the Executive resigns from his employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (ii).
5.3. Change of Control Termination without Cause; Resignation for Good Reason (Double Trigger).

5.3.1.    If, during the Change of Control Period, the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, subject to the Executive’s execution of the Release that becomes irrevocable not later than the 60th calendar day following the Executive’s Date of Termination, the Company shall provide the Executive the Severance Benefits and the Severance Payment; provided, however, that any vesting or service condition under any outstanding stock option, restricted stock or other equity-based awards shall be deemed fully-satisfied (with any performance-based requirements to be deemed satisfied at target) and stock options shall remain exercisable for the remainder of their term.
5.3.2. Change of Control. For purposes of this Agreement, “Change of Control” shall have the meaning given to it under the Bunge Equity Plan.
5.3.3.    Change of Control Period. For purposes of this Agreement, “Change of Control Period” shall mean (a) the period occurring on the date of a Change of Control and continuing for 24 months thereafter and (b) to the extent that the Executive is terminated without Cause within the 12-month period immediately prior to the date of a Change of Control and there is a reasonable basis to conclude that such termination was at the request or direction of any person acquiring control of the Company in such Change of Control, the 12-month period immediately prior to the date of such Change of Control.
6.    DEATH OR DISABILITY
6.1.    Payments and Benefits. In the event of the Executive’s termination of employment with the Company by reason of his death or Disability, the Executive (or his estate, as applicable) shall be entitled to the following:
(a)    the payment of his Base Salary, to the extent not yet paid, through and including his Date of Termination, and his accrued and unused paid time off as of the Date of Termination and reimbursement of incurred and unreimbursed expenses, and any Prior Year Bonus; and
(b)    an amount equal to that set forth in Section 5.1.1(c).
Other benefits shall be determined in accordance with the terms of the Company’s equity plans and related award agreements and benefit plans and programs, and the Company shall have no further obligation hereunder, including, without limitation, with respect to any long-term, supplemental or special bonuses. For purposes of this Agreement, “Disability” shall mean a medically determinable physical or mental impairment that has rendered the Executive unable to substantially perform each of the essential duties of the Executive’s position for a continuous period of not less than one hundred and eighty (180) days. The Disability of the Executive shall be determined by the Compensation Committee in good faith after reasonable medical inquiry, including consultation with a licensed physician of recognized standing selected by the Compensation Committee, and a fair evaluation of the Executive’s ability to perform his duties. For purposes of this Section, “Date of Termination” shall mean (i) with respect to the termination of the Executive’s employment by reason of his Disability, the date specified in a written notice of termination from the Company to the Executive;

and (ii) with respect to the termination of the Executive’s employment due to death, the date of the Executive’s death.

7.	LIMITATION ON PAYMENTS
7.1.1. In the event that the Executive receives any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Payment”) that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) and, but for this Section 7.1.1., would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then such Payment shall either be (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The determinations to be made with respect to this Section 7.1.1. shall be made by a certified public accounting firm designated by the Company and reasonably acceptable to the Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive. Any reduction in payments and/or benefits pursuant to this paragraph will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to the Executive.
8.    CONFIDENTIALITY; NONCOMPETITION; NONSOLICITATION
8.1.    Confidentiality. The Executive acknowledges and agrees with the Company that the Executive shall not at any time, except in the performance of the Executive’s obligations to the Company or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity or other organization (other than the Company, its parent companies and subsidiaries (individually and as a group, the “Bunge Group”) or use for the Executive’s own benefit any confidential, proprietary or trade secret information treated as confidential by any member of the Bunge Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Bunge Group, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing data, financial or commercial information, business plans or other Confidential Information used by, or useful to, any member of the Bunge Group and known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with any member of the Bunge Group. The Executive further agrees that the Executive shall retain all copies and extracts of any written Confidential Information acquired or developed by the Executive during any such employment, shareholding or association in trust for the sole benefit of the Bunge Group and its successors and assigns. The Executive further agrees that the Executive shall not, without the prior written consent of the Company, remove or take from the Bunge Group’s premises (or, if previously removed or taken, the Executive shall, at the Company’s request, promptly return) any written Confidential Information or any copies or extracts thereof (provided, that, the Company hereby acknowledges and agrees that Executive may retain, as his own property, his copies of his individual personnel documents, such as payroll and tax records, and similar personal records, his rolodex and his address book, and in connection with the termination of the Executive’s employment, the Company shall facilitate and take all reasonable action necessary to transfer to the Executive his company mobile telephone number to be maintained by the Executive at his sole cost and expense following the Date of Termination). Upon the request and at the expense of the Company, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Bunge Group, fully and completely, all rights created or contemplated by this Section 8.1. The term “Confidential Information” shall not include information that (i) is generally available to the public on or prior to the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure by the Executive, or at the Executive’s direction, or (iii) is required to be disclosed by law, regulation, court order or other legal process and Executive gives the Company prompt written notice of the receipt thereof to the extent reasonably possible and the opportunity to seek a protective order. Executive understands and acknowledges that Executive has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Agreement are intended to prohibit Executive from disclosing this Agreement to, or from cooperating with or reporting violations to, the Securities and Exchange Commission or any other such governmental entity, and Executive may do so without disclosure to the Company. The Company may not retaliate against Executive for any of these activities. Further, nothing in this Agreement precludes Executive from filing a Charge of Discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. Executive additionally acknowledges that pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (A) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or (C) made to the individual’s attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
8.2.    Noncompetition and Nonsolicitation.
8.2.1.    Noncompetition. The Executive agrees with the Company that, for so long as the Executive is employed by the Company and continuing thereafter for the longer of (a) 24 months following the Executive’s Date of Termination for any reason or (b) where applicable, the Severance Period (as applicable, the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, engage in a business that is competitive to that of the Bunge Group (a “Competitive Business”); provided, however, that nothing herein shall limit the Executive’s right to own not more than 5% of any of the debt or equity securities of any business organization that is then filing reports with the U.S. Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, the provisions of this Section 8.2 shall not be violated by (a) actions taken in the good faith performance of the Executive’s duties to the Company, (b) the Executive being employed by or otherwise providing services (including exclusive or nonexclusive consulting or advisory services) (i) to any entity or to a subsidiary, division or unit of any entity engaged in a Competitive Business where, in the prior fiscal year of such entity (at the date of commencement of employment with such entity), less than five percent (5%) of the gross operating revenues of the entity or the subsidiary, division or unit was received from Competitive Business activities, or (ii) to an entity with a subsidiary, division or unit engaged in a Competitive Business so long as the Executive does not provide material services to such subsidiary, division or unit; or (c) the Executive becoming a principal, investor, employee, officer, director, manager or partner of any private equity firm, provided that the Executive does not provide material services (including exclusive or nonexclusive consulting or advisory services) to any Competitive Business.
8.2.2.    Nonsolicitation. The Executive agrees with the Company that, during the Restricted Period, the Executive shall not in any way, directly or indirectly (except in the course of his employment with the Company), (x) call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 12-month period, a customer of any member of the Bunge Group (or any other entity that the Executive knows is a potential customer with respect to specific products of the Bunge Group and with which the Executive has had contact during the period of the Executive’s employment with the Bunge Group), for purposes of competing with the Bunge Group, (y) take away or interfere or attempt to take away or interfere with any customer, trade or business, of any member of the Bunge Group, or (z) interfere with or attempt to interfere with any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of any member of the Bunge Group, or solicit, induce, hire or attempt to solicit, induce or hire any of them to terminate service with any member of the Bunge Group or violate the terms of their contracts, or any employment arrangements, with any member of the Bunge Group. Notwithstanding the foregoing, the provisions of this Section 8.2.2 shall not be violated by (a) general advertisements or solicitations not specifically targeting or intending to target any customers or potential customer, or any employee of, of any member of the Bunge Group or (b) serving as a reference at the request of an employee.
8.3.    Application of Covenants. The activities described in this Section 8 shall be prohibited regardless of whether undertaken by the Executive in an individual or representative capacity, and regardless of whether performed for the Executive’s own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company).
8.4.     Cooperation of the Executive. During and after the Executive’s employment with the Company, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company or any former or current member of the Bunge Group. The Company shall reimburse the Executive for all reasonable costs and expenses incurred in connection with his performance under this Section 8.3, including, without limitation, all reasonable attorneys’ fees and costs.
8.5.    Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of the Bunge Group. All business records, papers and documents kept or made by the Executive relating to the business of the Bunge Group shall be and remain the property of the Bunge Group.
8.6.    Certain Remedies. Without intending to limit the remedies available to the Company, the Executive agrees that a breach of any of the covenants contained in this Section 8 may result in irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by this Section 8 or such other relief as may be required specifically to enforce any of the covenants in this Section 8. Such injunctive relief in any court shall be available to the Bunge Group in lieu of, or prior to or pending determination in, any arbitration proceeding.
8.7    Survival.     The covenants and obligations under this Section 8, and any other provisions of this Agreement implied by their terms as intended to continue and survive, shall continue and survive any expiration of the Employment Term or the Executive ceasing to be an officer or employee of the Company or any termination of this Agreement.
9.    ARBITRATION
9.1.    General Terms. Except as provided in Section 8.6 above, any future dispute, controversy or claim between the parties arising from or relating to this Agreement, its breach or any matter addressed by the Agreement shall be resolved through binding, confidential arbitration to be conducted by a panel of three arbitrators that is mutually agreeable to both the Executive and the Company, all in accordance with the arbitration rules of the American Arbitration Association set forth in its National Rules for the Resolution of Employment Disputes then in effect (the “AAA’s Arbitration Rules”). If the Executive and the Company cannot agree upon the panel of arbitrators, the arbitration shall be settled before a panel of three arbitrators, one to be selected by the Company, one by the Executive and the third to be selected by the two persons so selected, all in accordance with the AAA’s Arbitration Rules. The arbitration proceeding shall be held in New York City or such other location as is mutually agreed in writing by the parties. The arbitrators shall base their award on the terms of this Agreement, and the arbitrators shall strictly follow the law and judicial precedents that a United States District Judge sitting in the Southern District of the State of New York would apply in the event the dispute were litigated in such court. The arbitration shall be governed by the substantive laws of the State of New York applicable to contracts made and to be performed therein, without regard to conflicts of law rules, and by the arbitration law chosen by the arbitrators, and the arbitrator shall have no power or authority to order or grant any remedy or relief that a court could not order or grant under applicable law. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Nothing contained in this Section 9.1 shall be construed to preclude the Company from exercising its rights under Section 8.6 above.
9.2.    Costs and Attorneys’ Fees. The Company shall bear the cost of the arbitrators. Costs and expenses associated with the arbitration that are not otherwise assignable to one of the parties shall be allocated equally between the parties. In every other respect, the parties shall each pay their own costs and expenses, including, without limitation, attorneys’ fees and costs.
10.    MISCELLANEOUS
10.1.    Communications. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) if delivered by hand, upon receipt, (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (c) if mailed by registered or certified mail (postage prepaid, return receipt requested), on the fifth business day after mailed to the appropriate party at the following address (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):
(a)    if to the Company:
Bunge Limited
Attn: Chief Human Resources and Communications Officer
50 Main Street, 6th Floor
White Plains, New York 10606

(b)    if to the Executive:
To his home address then on file with the Company.
10.2.    Waiver of Breach. The waiver by the Executive or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by either party.
10.3.    Severability. The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law.

10.4.    Assignment; Successors. No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by the Executive. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, and the Company shall cause its obligations remaining under this Agreement to be assumed by any entity that succeeds to all or substantially all of the Company’s business or assets; provided, however, that no such assumption shall relieve the Company of its obligations under this Agreement to the extent such obligations are not satisfied by the entity assuming the Company’s obligations hereunder, unless the Company obtains the written consent of the Executive at the time of such assumption.
10.5.    Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter set forth herein. This Agreement may be amended at any time by mutual written agreement of the parties hereto.
10.6.    Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes and such other deductions as may be required under the Company’s employee benefit plans, if any.
10.7.    Governing Law. This Agreement shall be governed by, and construed with, the law of the State of New York, without regard to conflict of law principles.
10.8.    Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe any of its provisions.
10.9.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
10.10.    Clawback. Any amounts payable under this Agreement will be subject to any policy (whether currently in existence or later adopted) established by the Board in writing and/or required by applicable Law that is generally applicable to senior officers of the Company or specifically applicable by Law to the chief executive officer of the Company, in each case that provides for the clawback or recovery of compensation.
10.11. Attorneys’ Fees. The Company will pay directly or reimburse you for reasonable legal fees and costs incurred in connection with negotiating and reviewing this Agreement and any related documents or matters, in an amount not to exceed thirty-thousand dollars ($30,000).
10.12. Share Ownership Requirements. The Executive will be required to comply with the Company's written share ownership requirements as in effect from time to time. A summary of the guidelines currently in effect is attached hereto as Exhibit C.
10.13.    Section 409A Compliance.

(a) The parties agree that the intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) to the extent applicable, and this Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b) For the purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(c)    Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Executive’s termination of employment the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), as determined under the Company’s established methodology for determining specified employees, the Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by the termination of the Executive’s employment (whether such payments or benefits are provided to the Executive under this Agreement or under any other plan, program or arrangement of the Company), until the date which is the first business day following the six-month anniversary of the Executive’s Date of Termination, at which time such delayed payments will be paid to the Executive in a lump sum; provided, however, that a payment delayed pursuant to this Section 10.13 shall commence earlier in the event of the Executive’s death prior to the six-month anniversary of his Date of Termination. If any payment subject to Section 409A is contingent on the delivery of a release by the Executive and could occur in either of two years, the payment will occur in the later year.
(d)    Notwithstanding any contrary provision in this Agreement, if any provision of this Agreement contravenes any regulations or guidance promulgated under Section 409A or would cause any person to be subject to additional taxes, interest and/or penalties under Section 409A, such provision may be modified by the Compensation Committee, following prior notice to and reasonable consultation with the Executive, in any manner the Compensation Committee deems in good faith reasonable or necessary. In making such modifications, the Compensation Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A, and in doing so, shall not reduce the amount of any payment or benefit without the Executive’s prior consent.
(e)     If any payment or benefit owed to the Executive under this Agreement is considered for purposes of Section 409A to be owed to the Executive by virtue of his termination of employment, such payment or benefit shall be paid if and only if such termination constitutes a “separation from service” with the Company, determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto; provided, however for the purposes of determining which entity is a service recipient or employer, “at least 20 percent” is substituted for “at least 80 percent” in each place it appears in Treasury Regulation §1.414(c)‑2.
(f)     Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements (within the meaning of Section 409A) provided under this Agreement during any tax year and subject to Section 409A will not affect in-kind benefits or reimbursements to be provided in any other tax years and may not be liquidated or exchanged for any other benefit; and in no event will the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. To the extent any tax gross-up payments (within the meaning of Section 409A) are made under this Agreement, such tax gross-up payments, if any, shall be made in any event no later than the end of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

(Signature Page Follows)

Exhibit 10.1

EXECUTION VERSION

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first written above.

BUNGE LIMITED
By:     /s/ David G. Kabbes
Name: David G. Kabbes
Title: Executive Vice President Corporate Affairs and Chief Legal Officer
By:     /s/ Deborah Borg
Name: Deborah Borg
Title: Executive Vice President and Chief HR and Communications Officer
EXECUTIVE
/s/ Gregory A. Heckman
Gregory A. Heckman

EXHIBIT A
Form of Release

I, Gregory A. Heckman, hereby understand and agree to the terms of this release (the “Release”) in consideration for certain obligations undertaken by the Company under the Employment Agreement between me and the Company, dated April 25, 2019 (the “Agreement”). Capitalized terms used, but not defined, in this Release will have the meanings assigned to such terms in the Agreement.
(a)General Release. In consideration of my receipt of the payments and benefits provided to me under the Agreement, I hereby release and forever discharge the Bunge Group and its respective employees, officers, directors, shareholders and agents (each, in such capacity, a “Released Party”) from any and all claims, actions, causes of action, complaints, charges and grievances (collectively, “Claims”), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that I may have, or in the future may possess, arising from or relating to (i) my employment relationship with and service as an employee of any member of the Bunge Group and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that I retain my rights, if any, (A) with regard to accrued and unpaid wages, expense reimbursement and accrued benefits under any employee benefit plan, policy or arrangement maintained by the Company, (B) under my equity awards as provided in the applicable equity plan or award agreement or the Employment Agreement, (C) under applicable law which cannot be waived or released pursuant to an agreement, (D) to indemnification under applicable corporate law, the Employment Agreement, the by-laws or certificate of incorporation of the Company or member of the Bunge Group or any benefit plan of the Company or any member of the Bunge Group, or any other individual agreement between me and the Company or any member of the Bunge Group, and to be covered under directors’ and officers’ liability insurance, from the Company for any and all costs incurred by me as a result of any liability imposed in connection with my service as an employee, officer or director of the Company, or (E) arising under the Agreement or to enforce this Release. I further agree that my receipt of the payments and benefits described in the Agreement will be in full satisfaction of any and all Claims for payments or benefits that I may have against the Bunge Group. The Release includes, but is not limited to, contract and tort claims, claims arising out of any legal restriction on the Company’s right to terminate its employees and claims or rights under federal, state, and local laws prohibiting employment discrimination, harassment and retaliation, including, but not limited to, claims or rights under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991; the Equal Pay Act; the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA’’), including the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Worker Adjustment and Retraining Notification Act, and any other federal, state, or local law (statutory or decisional), regulation or ordinance (if and to the extent applicable and as the same may be amended from time to time), or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Released Party; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation, which arose through the date I executed the Release.
(b)Specific Release of ADEA Claims. In consideration of my receipt of the payments and benefits provided to me under the Agreement, I hereby release and forever discharge each Released Party from any and all Claims that I may have as of the date of this Release arising under the ADEA. By signing this Release, I hereby acknowledge and confirm the following: (i) I was advised by the Company in connection with my termination of employment to consult with an attorney of my choice prior to signing this Release and to have such attorney explain to me the terms of this Release, including, without limitation, the terms relating to my release of claims arising under ADEA; (ii) I have been given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of my choosing with respect thereto; (iii) I am providing the release and discharge set forth in this paragraph (b) in exchange for the consideration provided by the Agreement; and (iv) I have knowingly and voluntarily accepted the terms of this Release.
(c)No Legal Claim. I hereby agree and represent that I have not and will not commence or join any legal action, including, without limitation, any complaint to any federal, state or local agency, to assert any Claim against any Released Party. If I commence or join any such legal action against a Released Party, I will indemnify such Released Party for its reasonable costs and attorneys’ fees incurred in defending such action, as well as for any monetary judgment obtained by me against any Released Party in such action. Nothing in this paragraph (c) is intended to reflect any party’s belief that my waiver of Claims under ADEA is invalid or unenforceable under the Agreement, it being the intent of the parties that such Claims are waived.
(d)Whistleblower Cooperation and Defend Trade Secrets Act.     I understand and acknowledge that I have the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (“SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Release are intended to prohibit me from disclosing the Release to, or from cooperating with or reporting violations to the SEC or any other such governmental entity, and I may do so without disclosure to the Company. The Company may not retaliate against me for any of these activities. Further, nothing in this Release precludes me from filing a Charge of Discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once the Release becomes effective, I understand and acknowledge that I may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that I filed or is filed on my behalf. Notwithstanding the foregoing, I understand and acknowledge that Confidential Information of the Company may be disclosed where required by (i) law or order of a court of competent jurisdiction or (ii) any federal, state or local government agency under any whistleblower or similar statute; provided that, in the case of (i) and (ii), to the extent reasonably practicable, I first give to the Company reasonable prior written notice of such disclosure and afford the Company, to the extent reasonably practicable, the reasonable opportunity for the Company to obtain protective or similar orders, where available. In the event that such protective order or other remedy is not obtained, or if the Company waives compliance with the terms hereof, I shall disclose only that portion of Confidential Information which, based

2

on the advice of my legal counsel, is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. I acknowledge that, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (A) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or (C) made to the individual’s attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(e)Revocation. I hereby understand and acknowledge that this Release may be revoked by me within the 7-day period commencing on the date that I sign this Release (the “Revocation Period”). In the event of any such revocation by me, all obligations of the Company remaining under the Agreement will terminate and be of no further force and effect as of the date of such revocation. No such revocation by me will be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the Revocation Period.

ACCEPTED AND AGREED:

__________________________________________________
Gregory A. Heckman

Dated:

3

EXHIBIT B
Permitted Boards

1.	OCI NV Board of Directors

2.	University of Illinois Division of Intercollegiate Athletics Campaign Steering Committee

EXHIBIT C

BUNGE LIMITED
SHARE OWNERSHIP GUIDELINES

To better align the personal interest of senior management with the interests of Bunge's shareholders, the Board has established share ownership guidelines. The guidelines detail the minimum amount of Bunge common shares senior executives should hold. The guidelines took effect in 2005, and are required to be met within five years of their effective date or, if later, from when the individual initially joins the Executive Committee.

The guidelines are based on a multiple of the executive's base salary. For Bunge's Chief
Executive Officer, the guideline is six times base salary. For executives reporting directly to the Chief Executive Officer, the guideline is three times base salary.

Shares deemed to be owned for purposes of the share ownership guidelines include shares owned directly by the executive, hypothetical share units held under Bunge's deferred compensation plans, 50 percent of the value of unvested time based restricted stock units and 50 percent of the difference between the exercise price and the fair market value of Bunge's common shares for vested, in-the-money stock options. Unvested stock options and unearned performance-based restricted stock units do not count towards achievement of the guidelines.

Senior executives are required to hold 50 percent of the net shares they acquire through Bunge's long-term incentive plans (such as stock options or restricted stock units) until the guideline is met, 100 percent if the guideline has not been met following the expiration of the five-year accumulation period.